TRANSCEPT PHARMACEUTICALS REPORTS
SECOND QUARTER FINANCIAL RESULTS

Conference call scheduled for 4:30 PM Eastern time today

Point Richmond, Calif., August 7, 2013 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and six months ended June 30, 2013.

Transcept reported cash, cash equivalents and marketable securities of $77.6 million at June 30, 2013.

“We continue to believe that Intermezzo will play an important role in the treatment of middle of the night awakenings followed by difficulty returning to sleep,” stated Glenn A. Oclassen, President and CEO of Transcept. “We are working closely with Purdue Pharma to explore strategies that can accelerate Intermezzo prescription trends and to derive value from this important asset for our shareholders. We are also conducting an extensive new product search and evaluation process and believe that between now and the end of the year we will be able to announce progress in re-building our development pipeline.”

Three months ended June 30, 2013 financial results
For the quarters ended June 30, 2013 and June 30, 2012, Transcept recorded $0.5 million of royalty revenue on Intermezzo net sales generated by Purdue. The 2013 royalty revenue was offset by $0.3 million related to a $10 million contribution by Transcept in December 2012 to an Intermezzo direct-to-consumer (DTC) advertising campaign led by Purdue. Transcept is recognizing this contribution as an offset against revenue as the advertising costs are incurred. This resulted in net revenue of $0.2 million for the quarter ended June 30, 2013 compared to $0.5 million for the quarter ended June 30, 2012.

Research and development expense for the quarter ended June 30, 2013 was approximately $0.9 million, compared to approximately $2.9 million for the same period in 2012. The decrease of approximately $2.0 million was primarily attributable to the wind down of Transcept's TO-2061 development program. Research and development expense included non-cash stock compensation expense of approximately $0.1 million for the quarter ended June 30, 2013 and approximately $0.2 million for the quarter ended June 30, 2012.

General and administrative expense for the quarter ended June 30, 2013 was approximately $3.0 million, compared to approximately $2.7 million for the same period in 2012. The increase of approximately $0.3 million reflects an increase in salary and related benefits as well as increased professional expenses. General and administrative expense included non-cash stock compensation expense of approximately $0.6 million for the quarter ended June 30, 2013, compared to approximately $0.5 million for the quarter ended June 30, 2012.
Transcept recorded a goodwill impairment charge of $3.0 million during the quarter ended June 30, 2013 as a result of an impairment analysis that concluded that the entire carrying value of goodwill was impaired.
Net loss for the quarter ended June 30, 2013 was approximately $6.7 million, or $0.36 per share (basic and diluted), compared to net loss of approximately $5.1 million, or $0.30 per share (basic and diluted), for the quarter ended June 30, 2012. The increase in net loss of $1.6 million was primarily due to the goodwill impairment charge of $3.0 million, partially offset by a reduction in research and development expenses related to the wind down of the TO-2061 development program. The weighted average shares used to calculate basic and diluted net loss per share were 18,757,343 and 17,053,419 for the quarters ended June 30, 2013 and June 30, 2012, respectively. At June 30, 2013, there were 18,759,888 common shares outstanding and 3,849,203 common shares underlying outstanding options and warrants.
Six months ended June 30, 2013 financial results
Royalty revenue on Intermezzo net sales generated by Purdue for the six months ended June 30, 2013 was $1.0 million compared to $0.5 million for the six months ended June 30, 2012. Intermezzo was commercially launched in April 2012, and royalties earned through June 30, 2012 included three months of revenue, whereas royalties earned through June 30, 2013 include six months of revenue. 2013 royalty revenue was offset by $6.6 million related to a $10 million contribution by Transcept in December 2012 to the Intermezzo DTC advertising campaign.  This resulted in negative net revenue of $5.6 million for the six months ended June 30, 2013 versus net revenue of $0.5 million for the six months ended June 30, 2012.

Research and development expense for the six months ended June 30, 2013 was approximately $2.7 million, compared to approximately $5.2 million for the same period in 2012. The decrease of $2.5 million was primarily attributable to the wind down of Transcept's TO-2061 development program. Research and development expense included non-cash stock compensation expense of approximately $0.4 million for the six months ended June 30, 2013 and approximately $0.4 million for the six months ended June 30, 2012.
General and administrative expense for the six months ended June 30, 2013 was approximately $5.8 million, compared to approximately $5.5 million for the same period in 2012. The increase of $0.3 million was primarily attributable to an increase in salary and related benefits. General and administrative expense included non-cash stock compensation expense of approximately $1.2 million for the six months ended June 30, 2013, compared to approximately $1.0 million for the six months ended June 30, 2012.

Transcept recorded a goodwill impairment charge of $3.0 million during the quarter ended June 30, 2013 as a result of an impairment analysis that concluded that the entire carrying value of goodwill was impaired.
Net loss for the six months ended June 30, 2013 was approximately $17.2 million, or $0.92 per share (basic and diluted), compared to a net loss of approximately $10.3 million, or $0.67 per share (basic and diluted), for the six months ended June 30, 2012. The weighted average shares used to calculate net loss per share were 18,730,528 and 15,489,403 for the six months ended June 30, 2013 and 2012, respectively.

Conference call and webcast information
Transcept will host a conference call and webcast on Wednesday, August 7, 2013 at 4:30 p.m. ET to discuss second quarter 2013 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on September 30, 2013.

About Transcept
Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Intermezzo® (zolpidem tartrate) sublingual tablet C-IV is the first FDA approved Transcept product. Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.
Forward looking statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: our expectations regarding Intermezzo's role in the treatment of middle of the night awakenings; Purdue's plans to commercialize Intermezzo, including our collaboration with Purdue and our ability to accelerate Intermezzo prescription trends and derive value for our shareholders; our plans regarding development opportunities for future products and product candidates, including the timing of our announcement regarding the re-building of our development pipeline; and the period over which we expect to offset against revenue the $10 million contribution related to the direct-to-consumer advertising campaign led by Purdue. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: achieving acceptance of Intermezzo by physicians, patients and third party payors; our dependence on our collaboration with Purdue; supplying sufficient quantities of Intermezzo from third party manufacturers and suppliers to meet anticipated market demand; the impact of competitive products and the market for Intermezzo generally; obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo; our ability to identify and finance additional product candidates for in-licensing or acquisition; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:
Transcept Pharmaceuticals, Inc.
Leone Patterson
Vice President, Chief Financial Officer
(510) 215-3500
lpatterson@transcept.com
FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue:
Gross royalty revenue	$481	$493	$963	$493
Advertising expense - Purdue Pharma	(283)	—	(6,595)	—
Net revenue	198	493	(5,632)	493
Operating expenses:
Research and development	898	2,859	2,741	5,216
General and administrative	3,030	2,731	5,832	5,515
Goodwill impairment	2,962	—	2,962	—
Total operating expenses	6,890	5,590	11,535	10,731
Loss from operations	(6,692)	(5,097)	(17,167)	(10,238)
Interest and other income (expense), net	(16)	(43)	(41)	(79)
Net loss	$(6,708)	$(5,140)	$(17,208)	$(10,317)
Basic and diluted net loss per share	$(0.36)	$(0.30)	$(0.92)	$(0.67)
Weighted average shares outstanding	18,757	17,053	18,731	15,489

Other comprehensive loss
Changes in unrealized gain (loss) on marketable securities	(16)	(2)	(16)	(31)
Comprehensive loss	$(6,724)	$(5,142)	$(17,224)	$(10,348)

Transcept Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,847	$39,368
Marketable securities	59,739	45,907
Prepaid advertising	542	8,571
Prepaid and other current assets	3,111	1,120
Total current assets	81,239	94,966
Property and equipment, net	52	128
Goodwill	—	2,962
Total assets	$81,291	$98,056
Liabilities and stockholders’ equity
Total current liabilities	$1,351	$2,663
Stockholders’ equity:
Common stock and additional paid in capital	209,267	207,496
Accumulated deficit	(129,318)	(112,110)
Accumulated other comprehensive (loss) income	(9)	7
Total stockholders’ equity	79,940	95,393
Total liabilities and stockholders’ equity	$81,291	$98,056